EXHIBIT 99.3

NorthWestern Energy/PPL Montana:

2007-2014 Power Supply Agreement

FACT SHEET:

July 2006

NorthWestern Energy is the Default Supplier for its electricity customers in Montana who do not purchase their own source of supply. This is a very important obligation and one that we take very seriously. The 2005 Electric Default Supply Resource Procurement Plan outlines the current and future procurement activities that we believe are necessary for providing this service. The role of the Default Supplier has changed considerably since it was first implemented almost 10 years ago. What was once envisioned as a short-term “provider of last resort” for an unknown number of customers is now known to be a long-term commitment to providing all of our customers with reliable and affordable electricity supply. We have made substantial progress in recent years to move to a long-term planning horizon. The most recent accomplishment is a new agreement with PPL Montana, which will take effect July 1, 2007 upon the expiration of the existing contracts.

This Fact Sheet provides on overview of NorthWestern Energy’s Power Purchase Agreement (Agreement) with PPL Montana, including key provisions, benefits, cost and rate/billing impacts, and a brief description of our future electricity procurement plans. In the event of any inconsistency between what is provided in this Fact Sheet and the confirmation and standard form agreement, the confirmation and standard form agreement apply.

PPL Montana - Power Supply Agreement

Term: July 1, 2007 through June 30, 2014

Quantity: Firm blocks of declining on-peak/off-peak power over the seven-year term of the Agreement, as illustrated in the following chart. Total contract volume is 13.7 million megawatt hours (MWh).

Prices: The price for each product is fixed on a quarterly basis. The price will increase, on average, 2.3 percent per year over the life of the contract. The following table shows the prices starting July 1 of each year under the Agreement:

Date	Price/mWh
July 1,	2007 $44.95
July 1,	2008 $46.55
July 1,	2009 $48.15
July 1,	2010 $49.75
July 1,	2011 $51.35
July 1,	2012 $52.60
July 1,	2013* $52.80
*Ending contract price in 2014 is $52.95

Benefits: This seven-year Agreement includes a number of benefits. They are:

•	Helps provide customer rate certainty and rate stability over the next several years.
•	The Agreement is priced substantially below current electric market levels. It represents a significant discount to forward market prices.

Price per MWh

This graph compares the Agreement to today’s estimated forward market prices on a $/MWh basis.

•	Provides a significant portion of the near and mid-term Default Supply energy needs.
•	This Agreement acts as a “bridge”, allowing NorthWestern Energy the flexibility to diversify its resource mix and reduce its reliance on any one provider. For example, PPL Montana currently provides approximately 55-percent of the Default Supply energy needs. In 2007, the number will be 37-percent and is expected to be roughly 23-percent by 2014.

•	The Agreement is consistent with NorthWestern Energy’s 2005 Electric Default Supply Resource Procurement Plan filed with the Montana Public Service Commission (MPSC) in December.
•	The pricing structure offers specific advantages to NorthWestern Energy’s customers:
•	The steep discount to current market early in the Agreement helps mitigate customer “rate shock”. The initial discount is over $23/MWh compared to the Mid-Columbia 2007 trading market.
•

While the affect of this new agreement for typical residential electric customers is expected to result in an increase of approximately 7-percent in their total bill, without this stepped- pricing structure, the impact would’ve been much greater. The estimated increase is based on a proposed rate mitigation plan that NorthWestern proposed in its recent annual Electric Default Supply tracker filing and estimated market conditions in 2007-2008.

•	The approximate amount of the overall discount over the life of the agreement is $100 – 125 million based on current market prices.
•	Out-year pricing is approximate to the current estimated cost to build new generation.
•	Reliability is assured – we are purchasing “firm” power.
•	Underlying price risks related to environmental issues, property taxes and so on are retained by PPL Montana.
•	Mitigates market price volatility.

NorthWestern Energy has executed the Agreement, which will be evaluated by the Montana Public Service Commission (MPSC) at some point in the future.

The Relation of Default Supply Costs to Customer Bills

The following table illustrates the estimated impact of this Agreement on a typical residential customers’ bill beginning July 1, 2007 and on July 1, 2013, compared to today’s bills:

*Note: Future customer rate estimates are based on information available today and are meant to be illustrative only. Future rates will depend on the actual energy costs in place at the time. NorthWestern Energy does not earn a profit on the Energy Supply Charges component of the bill.

Next Steps

The addition of the new PPL Montana Agreement, along with the other contracts assumed to be in the portfolio, will provide about 70 percent of the necessary electricity to meet customers’ needs in 2007/2008. To further augment the electricity portfolio, NorthWestern Energy plans to conduct the previously announced electricity auctions and explore additional bi-lateral negotiations for supply needs with terms of up to 5-years. NorthWestern anticipates that the first auction will be held this fall, followed by a second auction, if necessary, in the spring of 2007.

NorthWestern will also begin to consider the acquisition of long-term, rate-based generation resources in the spring of 2007, once the results of the auctions are fully implemented into the portfolio and any legislative changes are known. In addition, NorthWestern will continue to actively exploring market opportunities with other energy developers, financial institutions, utilities, and other power marketers for resources.

For additional information about NorthWestern Energy or our Default Supply Electricity Procurement Plan:

www.montanaenergyforum.com

www.northwesternenergy.com